Exhibit 10.24

SUTRO BIOPHARMA, INC.

SEVERANCE AND CHANGE IN CONTROL PLAN

SECTION 1

PURPOSE

The Board of Sutro Biopharma, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), considers it in the best interests of the stockholders of the Company to reinforce the continued attention and dedication of certain key employees of the Company to their duties of employment without personal distraction or conflict of interest, including as a result of the possibility or occurrence of a change in control of the Company.  Accordingly, the Company will provide designated individuals with rights to receive severance payments and other benefits upon a Covered Termination pursuant to this Severance and Change in Control Plan (this “Plan”), as set forth below.

SECTION 2

ELIGIBILITY

2.1.Eligibility for Participation.  Except to the extent the Committee provides otherwise, or except as the Committee specifically excludes an otherwise Eligible Employee, each Eligible Employee will automatically participate in the Plan upon hiring with a title of, or promotion to a title of, Vice President or above (including all SVPs, EVPs or C-Level employees).  If required by the Committee, participation in this Plan will be contingent upon such Participant executing and delivering to the Company of an acknowledgement of participation in the form attached hereto, as Exhibit A (as such form may be amended or modified by the Board, a “Participation Agreement”), provided that if the Committee does not expressly require it, no Participation Agreement will be necessary to participate in this Plan.

2.2. Termination of Participation.  An individual shall cease to be a Participant on the date that such individual terminates service with the Company or otherwise ceases to qualify as an Eligible Employee for any reason, in each case other than in connection with a Covered Termination.

SECTION 3

SEVERANCE PAYMENTS AND BENEFITS

3.1.Covered Termination outside the Change in Control Period.  If any Participant experiences a Covered Termination other than during a Change in Control Period, the Participant shall be entitled to receive his or her Accrued Benefits and, subject to the requirements of Section 3.3, the following payments and benefits:

(a)Cash Severance.  An amount equal to the sum of:

(i) the product of (A) the Participant’s Severance Multiplier multiplied by (B) the Participant’s Base Salary.  Payment of such Base Salary severance pursuant this Section 3.1(a)(i) shall be made in monthly installments, beginning with the first regular payroll date occurring after the sixtieth (60th) day following the date of the Covered Termination, with any payments that would have occurred prior to such date payable in a lump sum without interest on such first payment date; and

(ii) Participant’s bonus for the year in which the Covered Termination occurs based actual achievement of the applicable metrics multiplied by a fraction, the numerator of which is the number of days for which the Participant was employed by the Company during such bonus period and the denominator of which is the total number of calendar days in such bonus period (the “Prorated Actual Bonus”).  The Prorated Actual Bonus will be paid at such time that the Company makes payment to all of its similarly situated employees under the applicable bonus plan.

(b)Continued Healthcare Coverage. If the Participant elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall continue the Participant’s coverage and directly pay, or reimburse the Participant for, the premium for the Participant and the Participant’s covered dependents through the earlier of (i) the number of months following the Participant’s Covered Termination equal to the Participant’s COBRA Severance Period and (ii) the date that the Participant and the Participant’s covered dependents become eligible for coverage under another employer’s plans (the “Continuation Period”); provided, that as soon as administratively practicable following the date the Release becomes effective, the Company shall pay to the Participant a cash lump-sum payment equal to the monthly premiums that would have been paid on behalf of the Participant had such payments commenced on the date of the Covered Termination. Notwithstanding the foregoing, the Company may elect at any time during the Continuation Period that, in lieu of paying or reimbursing the premiums, the Company shall instead provide the Participant with a monthly cash payment equal to the amount the Company would have otherwise paid pursuant to this Section 3.1(b), less applicable tax withholdings.

(c)Equity Awards.  Each then-outstanding and unvested Equity Award held by the Participant shall automatically become vested, and if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall lapse, in each case with respect to that number of shares underlying his or her outstanding Equity Awards as of the date of the Covered Termination that would have become vested if Participant had continued in employment or other service with the Company for a number of months equal to the Acceleration Multiplier; provided that any performance-based vesting criteria shall be treated in accordance with the applicable award agreement or other applicable equity incentive plan governing the terms of such equity award.

3.2.Covered Termination within the Change in Control Period.  If any Participant experiences a Covered Termination during a Change in Control Period, then in lieu of the payments provided in Section 3.1 hereof, the Participant shall be entitled to receive his or her Accrued Benefits and, subject to the requirements of Section 3.3, the following payments and benefits:

(a)Cash Severance.  An amount equal to the sum of:

(i) the product of (A) the Participant’s CIC Severance Multiplier multiplied by (B) the Participant’s Base Salary;

(ii) the product of (A) the Participant’s CIC Bonus Multiplier multiplied by (B) the

Participant’s Target Bonus; and

(iii) the Participant’s Target Bonus for the year in which the Covered Termination occurs multiplied by a fraction, the numerator of which is the number of days for which the Participant was employed by the Company during such bonus period and the denominator of which is the total number of calendar days in such bonus period;

provided that in clauses (i),(ii) and (iii), such amounts shall be calculated at the rate equal to the higher of (x) the rate in effect immediately prior to the Participant’s Covered Termination and (y) the rate in effect immediately prior to the Change in Control. The foregoing amounts shall be payable in a cash lump-sum, less applicable withholdings, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the date of the Covered Termination.

(b)Continued Healthcare Coverage.  If the Participant elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall continue a Participant’s benefit plan coverage and directly pay, or reimburse the Participant for, the premium for the Participant and the Participant’s covered dependents through the earlier of (i) the number of months following the Participant’s Covered Termination, equal to the Participant’s CIC COBRA Period and (ii) the date that the Participant and the Participant’s covered dependents become eligible for coverage under another employer’s plans (the “CIC Continuation Period”); provided that as soon as administratively practicable following the date the Release becomes effective, the Company shall pay to the Participant a cash lump-sum payment equal to the monthly premiums that would have been paid on behalf of the Participant had such payments commenced on the date of the Covered Termination. Notwithstanding the foregoing, the Company may elect at any time during the CIC Continuation Period that, in lieu of paying or reimbursing the premiums, the Company shall instead provide the Participant with a monthly cash payment equal to the amount the Company would have otherwise paid pursuant to this Section 3.2(b), less applicable tax withholdings.

(c)Equity Awards.  Each then-outstanding and unvested Equity Award held by the Participant shall automatically become vested, and if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall lapse, in each case with respect to 100% of the shares underlying his or her outstanding Equity Awards as of the date of the Covered Termination for the Participant; provided that any performance-based vesting criteria shall be treated in accordance with the applicable award agreement or other applicable equity incentive plan governing the terms of such equity award.  Any award that is not assumed or substituted for following a Change in Control shall accelerate in full.

3.3.Release.  No Participant will be eligible for the severance payments and benefits described in Section 3.1 or Section 3.2, as applicable, unless the Participant has executed a general release of all claims that the Participant may have against the Company (or its successor) or entities or persons affiliated with the Company (or its successor), in the form prescribed and to be provided to the Participant by the Company (or its successor) (the “Release”), and such Release becomes effective on or before the 60th day following date of the Covered Termination.  If the Participant fails to return the Release on or before such deadline, or if the Participant revokes the Release, then the Participant will not be entitled to any severance payments or benefits described in Section

3.1 or Section 3.2, as applicable.

3.4.Section 280G; Limitation on Payments. Notwithstanding anything in this Plan to the contrary, if any payment or distribution to a Participant pursuant to this Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (A) delivered in full or (B) delivered as to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, after taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code.  The accounting firm engaged by the Company for general audit purposes as of the date prior to the effective date of the Change in Control, or such other person or entity as determined in good faith by the Company, shall perform the foregoing calculations and the Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  Any good faith determinations of the accounting firm made pursuant to this Section 3.4 shall be final, binding and conclusive upon all parties.  Any reduction in payments and/or benefits pursuant to the foregoing shall be made in accordance with Section 409A of the Code in the following order (1) Payments that do not constitute “nonqualified compensation” subject to Section 409A of the Code shall be reduced first; and (2) all other Payments shall then be reduced as follows:  (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options, if any; (c) cancellation of accelerated vesting of stock options, and (d) reduction of other benefits payable to the Participant.

SECTION 4

ADMINISTRATION

4.1Administration; Duties and Powers of the Committee.  The Compensation Committee of the Board (the “Committee”) shall have the duties, power and authority to conduct the general administration of the Plan in accordance with its provisions and shall have the power to:

(a)determine which Eligible Employee shall be selected as Participants, including non-executive Eligible Employees, and the tiers at which any such Eligible Employees shall participate;

(b)make any determinations concerning the Plan, including whether any individual is an Eligible Employee or Participant and whether a Covered Termination or other termination of service has occurred;

(c)construe and interpret this Plan, any Participation Agreement and any other agreement or document executed pursuant to this Plan, and modify any Participation Agreement as it shall deem necessary;

(d)subject to any limitations under the Plan or applicable laws, prescribe, amend and rescind rules and regulations as it shall deem necessary for the efficient administration of the Plan; and

(e)make all other decisions and determinations (including factual determinations) as the Board may deem necessary or advisable in carrying out its duties and responsibilities or exercising its powers.

4.2Delegation of Authority.  The Committee may from time to time delegate to a committee of one or more members of the Committee the authority to take any actions pursuant to Section 4.1 to the extent permitted by the Charter of the Compensation Committee.  Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies and the time of such delegation, and the Committee may, at any time rescind the authority so delegated or appoint a new delegate.  In its sole discretion, the Board may, at any time and from time to time, exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under applicable securities laws and exchange listing rules are required to be determined in the sole discretion of the Committee.  Any references in this Plan to the Committee shall be construed as a reference to the committee to which the Committee has delegated such authority, if any.

4.3Decisions Binding.  Any determination made by the Committee with respect to this Plan or any Participation Agreement shall be final, binding and conclusive on all parties.

Section 5

TERM; Amendment; termination

The initial term of this Plan shall be for a period commencing on the Effective Date and ending on the third anniversary of the Effective Date, and shall thereafter automatically renew for successive three-year periods, unless earlier terminated in accordance with this section.  The Plan may otherwise be amended, modified, suspended or earlier terminated by the Committee, in its sole discretion.  Notwithstanding anything herein to the contrary, in no event shall any amendment, modification, suspension or termination adversely affect the rights of any Participant who is then receiving or entitled to receive payments or benefits under the Plan, without the prior written consent of such Participant.

SECTION 6

COVENANTS

6.1.Non-Solicitation.  As a condition of participation in this Plan, each Participant shall have agreed, in addition to any non-solicitation obligation in existence in any other agreement with the Company (including any offer letter, employment agreement or proprietary information or confidentiality agreement), that during the 12-month period following the Participant’s termination of service with the Company for any reason, the Participant shall not in any capacity, whether directly or indirectly, solicit or attempt to solicit away from the Company any of its officers or employees; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 6.1.

6.2.Cooperation .  For the period commencing on the effective date of his or her Covered Termination and ending on the one-year anniversary of such date, each Participant shall cooperate with the Company and use his or her best efforts to assist the Company with the transition of his or duties to a successor.

SECTION 7

SUCCESSORS; ASSIGNMENT

7.1Successors.  The Company shall require any successor (whether pursuant to a Change in Control, direct or indirect, and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform in the absence of such a succession of the Company.

7.2Assignment by Participants.  This Plan and the rights of each Participant hereunder shall inure to the benefit of, and be enforceable by, each Participant and the Company, and their respective successors, assigns, heirs, executors and administrators; provided, however, that a Participant may not assign any of his or her duties hereunder and may not assign any of his or her rights hereunder without the express written consent of the Company.  If a Participant should die while any amount would still be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of Plan to the Participant’s estate.

SECTION 8

MISCELLANEOUS PROVISIONS

8.1Section 409A.

(a)Separation from Service; Installments.  For purposes of this Plan, no payment will be made to any Participant upon termination of the Participant’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code.  It is intended that the right of any Participant to receive installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments for purposes of Section 409A of the Code.  It is further intended that all payments and benefits hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and are otherwise exempt from or comply with Section 409A of the Code.  Accordingly, to the maximum extent permitted, this Plan shall be interpreted in accordance with that intent.  To the extent necessary to comply with Section 409A of the Code, if the designated payment period for any payment under this Plan begins in one taxable year and ends in the next taxable year, the payment will commence or otherwise be made in the later taxable year.

(b)Specified Employee.  For purposes of Section 409A of the Code, if the Company determines that a Participant is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of his or her separation from service, then to the extent delayed commencement of any portion of the payments or benefits to which the Participant is entitled pursuant to this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion shall not be provided to the Participant until the earlier (i) the expiration of the six-month period measured from the Participant’s separation from service or (ii) the date of the Participant’s death. As soon as administratively practicable following the expiration of the applicable Section 409A(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall paid in a lump-sum to the Participant and any remaining payments due pursuant to the Plan shall be paid as otherwise provided herein.

8.2Withholding Taxes.  All payments made under this Plan shall be subject to reduction to reflect such federal, state, local foreign or other taxes or charges as are required to be withheld pursuant to any applicable law or regulation.

8.3Source of Payments.  All payments provided under this Plan shall be paid in cash from the general funds of the Company, and no special or separate fund or other segregation of assets shall be required to be made to assure payment.  To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured creditor of the Company.

8.4Dispute Resolution.  To ensure efficient and economical resolution of any and all disputes that might arise in connection with this Plan, all such disputes shall be settled by arbitration conducted before one arbitrator sitting in the State of California, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of employment disputes of the American Arbitration Association then in effect.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based and such determination shall be final and binding on the parties.  The Company shall pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration; provided that the Participant may voluntarily pay up to one-half of the costs and fees, or if the Company is successful in any legal or equitable action against the Participant, the Company shall be entitled to seek reimbursement from the Participant of up to one-half of the arbitration fees.

8.5Notice.  Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters and directed to the attention of the General Counsel (and in the case of any communication from the General Counsel to the Company, the General Counsel will direct it to the Chief Executive Officer).  In the case of any Participant, mailed notices shall be addressed to the Participant at the Participant’s home address that the Company has on file for the Participant.

8.6Severability.  The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

8.7At-Will Employment.  Nothing in this Plan or any Participation Agreement shall confer upon any Participant any right to employment or continuation of employment.  The Company and each Participant shall each have reserved the right terminate employment of the Participant at any time and for any reason, with or without cause or prior notice.

8.8Choice of Law.  The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of California (without regard to choice-of-law provisions).

8.9Waiver.  No waiver by the Board or any Participant at any time of any breach by the other party of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of any other provision at that time, or of the same or any other provision at any prior or subsequent time.

8.10Entire Agreement. This Plan, together with any Participation Agreement, shall constitute the entire agreement between the Company and each Participant with regard to cash payments, benefits or equity acceleration in connection with a termination of employment or a Change in Control.  All understandings and agreements preceding the date of execution of a Participant’s Participation Agreement as they apply to any subject matter other than cash payments, benefits and equity acceleration in connection with a termination of employment or a Change in Control shall not be superseded and shall remain fully in effect.  All prior understandings and agreements with respect to cash payments, benefits and equity acceleration in connection with a termination of employment or a Change in Control shall be superseded by this Plan and the Participation Agreement.

SECTION 9

DEFINITIONS

Capitalized terms not otherwise defined in the Plan shall have the meanings set forth below:

9.1“Acceleration Multiplier” means (i) 18 months for Tier 1 Participants, (ii) 15 months for Tier 2 Participants and (iii) 9 months for Tier 3 Participants.

9.2“Accrued Benefits” means the Participant’s accrued but unpaid base salary or wages, any annual bonus that has been earned for the Company’s prior fiscal year, but not yet paid, accrued vacation pay (if applicable), unreimbursed business expenses for which proper documentation is provided, and other vested amounts and benefits earned by (but not yet paid to) or owed to the Participant under any applicable employee benefit plan of the Company through and including the date of the Covered Termination.

9.3“Base Salary” means the Participant’s annual base salary in effect on the date of the Participant’s Covered Termination, provided, that, in the case of a Covered Termination due to Good Reason, such rate shall be that in effect immediately prior to the actions that resulted in the Covered Termination.

9.4“Board” means the Board of Directors of the Company.

9.5“Cause” means the Participant’s (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) deliberate material failure in the performance of Participant’s duties or any other duties as pertaining to employees of the Company generally which is not cured within fifteen (15) days after receiving written notification of such failure from the Board of Directors or the Chief Executive Officer; (iii) conviction of, or pleas of “guilty”•or “no contest” to a felony under the laws of the United States or any state thereof; (iv) gross misconduct; or (v) continued failure to perform assigned duties customarily performed by the Participant’s role at a corporation of similar size, which is not cured within fifteen (15) days after receiving written notification of such failure from the Board of Directors or the Chief Executive Officer.

9.6 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

9.7“Code” means the Internal Revenue Code of 1986, as amended.

9.8“Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; provided that the event also qualifies as a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii).

9.9“Change in Control Period” means the period commencing on the effective date of a Change in Control and ending eighteen (18) months following a Change in Control.

9.10“CIC Bonus Multiplier” means (i) 1.5 times Participant’s target annual cash bonus for Tier 1 Participants, (ii) 1.25 times Participant’s target annual cash bonus for Tier 2 Participants and (iii) 0.75 times Participant’s target annual cash bonus for Tier 3 Participants.

9.11“CIC Severance Multiplier” means (i) 1.5 times Participant’s Base Salary for Tier 1 Participants, (ii) 1.25 times the Participant’s Base Salary for Tier 2 Participants and (iii) 0.75 times the Participant’s Base Salary for Tier 3 Participants.

9.12“CIC COBRA Severance Period” means (i) 18 months for Tier 1 Participants, (ii) 15 months for Tier 2 Participants and (iii) 9 months for Tier 3 Participants.

9.13“COBRA Severance Period” means (i) 18 months for Tier 1 Participants, (ii) 15 months for Tier 2 Participants and (iii) 9 months for Tier 3 Participants.

9.14“Covered Termination” means (a) the termination of a Participant’s employment by the Company or any subsidiary, as applicable, without Cause, or (b) the Participant’s termination of his or her employment with the Company or any subsidiary, as applicable, for Good Reason.  A Covered Termination shall not include a termination of any Participant’s employment by reason of the Participant’s death or disability, the termination of a Participant’s employment for Cause or the Participant’s termination of his or her employment without Good Reason.

9.15“Eligible Employee” means a U.S.-based employee of the Company or any of its subsidiaries with a title of Vice President or above, unless such individual is party to an individual agreement with the Company that provides for severance upon a qualifying termination of employment which is not superseded by this Plan.

9.16“Effective Date” means the date on which is Plan is adopted and approved by the Committee or otherwise specified by the Committee.

9.17“Equity Award” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Participant, including but not limited to restricted stock, restricted stock units and stock appreciation rights.

9.18

“Good Reason” means the occurrence of one or more of the following without the Participant’s consent: (i) a material reduction in Participant’s level of duties, responsibility and/or scope of authority; (ii) a material reduction in Participant’s base salary (other than a reduction generally applicable to all similarly situated Participants and in generally the same proportion as for Participant implemented for expense management purposes); (iii) a requirement for Participant to relocate to an office that is more than fifty (50) miles from the location of the Participant’s primary work location at the time of such relocation; and (iv) for the CEO of the Company, a change in reporting such that the CEO does not report to the board of directors of the ultimate parent company, and for any Tier 3 Participant that directly reports to the Company CEO, a change in reporting to report to someone other than the Company CEO or the CEO of the ultimate parent company during a Change in Control Period; provided, however, that a resignation for Good Reason will not be deemed to have occurred unless the Participant (a) provides the Company with written notice of Participant’s intention to terminate his or her employment for Good Reason within ninety (90) calendar days after the occurrence of the event that Participant believes would constitute Good Reason and (b) Participant provides the Company with the Company Cure Period following receipt of such notice in which to cure the event giving rise to such Good Reason termination, and (c) Participant’s resignation is effective within ten (10) calendar days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in set forth in subclauses (i) through (iv).

9.19“Participant” means each Eligible Employee or any other employee selected by the Committee pursuant to Section 2 hereof.

9.20“Severance Multiplier” means (i) 1.5 times the Participant’s Base Salary for Tier 1 Participants, (ii) 1.25 times the Participant’s Base Salary for Tier 2 Participants and (iii) 0.75 times the Participant’s Base Salary for Tier 3 Participants.

9.21“Target Bonus” means the Participant’s target annual cash bonus (assuming achievement of performance goals at 100% of target) for the fiscal year in which the Covered Termination occurs.

9.22“Tier 1 Participant” means the Company’s Chief Executive Officer.

9.23“Tier 2 Participant” means a Participant who is a C-level executive.

9.24“Tier 3 Participant” means a Participant who is a Vice President or a Senior Vice President level employee.

* * * * *

EXHIBIT A

PARTICIPATION AGREEMENT

Sutro Biopharma, Inc.

Severance And Change In Control Plan

Sutro Biopharma, Inc., a Delaware corporation (the “Company”), pursuant to its Change in Control Severance Plan, as may be amended from time to time (the “Plan”), hereby designates _____________ as a Participant in the Plan at the level indicated below:

☐ Tier 1 Participant

☐Tier 2 Participant

☐Tier 3 Participant

By his or her signature below, the Participant hereby acknowledges and agrees that:

(i)	The Participant has received and reviewed a copy of the Plan;
(ii)	Any payment or benefit under the Plan shall be subject to the terms and conditions of this Participation Agreement and the Plan;
(iii)	The Participant accepts as binding, conclusive and final all decisions or interpretations of the Board (as defined in the Plan) arising under the Plan;
(iv)

This Participation Agreement, together with the Plan, shall constitute the entire agreement between the Company and the Participant with regard to cash payments, benefits or equity acceleration in connection with a termination of employment or a Change in Control.  All prior understandings and agreements with respect to cash payments, benefits and equity acceleration in connection with a termination of employment or a Change in Control shall be superseded by this Plan and the Participation Agreement.

SUTRO BIOPHARMA, INC.	PARTICIPANT
By:	By:

Print Name: Title:	Print Name: Date: